Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132663

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED JULY 27, 2006

i2 TECHNOLOGIES, INC.

6,061,097 Shares of Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated July 27, 2006 relating to the resale by certain selling stockholders of up to 6,061,097 shares of common stock of i2 Technologies, Inc.

This prospectus supplement should be read in conjunction with the prospectus dated July 27, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

We are filing this prospectus supplement to reflect the following event:

•	Amatis Limited has transferred to Highbridge International LLC (i) $14.375 million principal amount of our 5% senior convertible notes due 2015 and (ii) warrants to purchase up to 80,815 shares of our common stock.

The table appearing under the caption “Selling Stockholders” on pages 11-12 of the prospectus is hereby amended by removing the entry for Amatis Limited and the corresponding footnote (6).

The table appearing under the caption “Selling Stockholders” on pages 11-12 of the prospectus is hereby further amended by removing the entry for Highbridge International LLC and adding in lieu thereof the following:

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Before the Offering (1)		Principal Amount of Notes Beneficially Owned	Number of Shares of Common Stock Being Offered (2)		Shares of Common Stock Beneficially Owned After the Offering
	Number	Percentage		Number	Percentage	Number	Percentage
Highbridge International LLC (3)	242,444	1.15%	$43,125,000	3,030,548	12.68%	0	—

The information contained in this prospectus supplement relating to Highbridge International LLC is based on information provided to us by Highbridge International LLC and reflects its holdings as of September 21, 2006.

The applicable ownership percentages shown above for Highbridge International LLC are based on an aggregate of 20,877,135 shares of our common stock issued and outstanding as of September 25, 2006.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 2 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 26, 2006